Exhibit 99.1

LOUD Technologies Inc.	16220 Wood-Red Road NE $ Woodinville, WA 98072 USA $ TEL 800.258.6883 $ FAX 425.487.4337
www.loudtechinc.com

Company Contact:	Investor Contact:
Tim O’Neil	Berkman Associates
Chief Financial Officer	310.277.5162
425.487.4333	info@BerkmanAssociates.com

LOUD Technologies 1-for-5

Reverse Stock Split Declared Effective

WOODINVILLE, Washington — November 18, 2005 —  LOUD Technologies Inc. (OTCBB:LTLG) announced today that the 1-for-5 reverse split of the Company’s outstanding common stock announced on November 3, 2005 became effective after the close of the market yesterday.  LOUD Technologies will trade under the new ticker symbol LTLG effective at the open of the market today.

Chairman and CEO Jamie Engen said, “With the reverse stock split, we believe that the Company will be in a position to list on the NASDAQ Capital Market, and we plan to file a listing application as soon as possible.  We believe such a listing would be an additional positive step in our program to increase LOUD Technologies’ visibility in the financial community, expand trading volume, and build long-term value for our shareholders.”

Fractional shares of common stock will not be issued as a result of the reverse split.  Shareholders who would otherwise receive a fractional share of common stock will be entitled to receive cash in lieu of fractional shares.  Mellon Investor Services LLC is LOUD Technologies’ transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in connection with the reverse split.  The exchange or conversion price and/or the number of shares of common stock issuable under the Company’s outstanding warrants and options for common stock will be proportionately adjusted to reflect the reverse stock split.

About LOUD Technologies Inc.

LOUD Technologies Inc. (www.loudtechinc.com) is one of the world’s largest manufacturers and distributors of professional audio and music products.  As the corporate parent for world-recognized brands including Alvarez, Ampeg, Crate, EAW, Knilling, Mackie, SIA and TAPCO, LOUD Technologies produces and distributes a wide range of digital recording products, loudspeakers, commercial audio systems, audio and music software, guitars, guitar and bass amplifiers, and orchestral string instruments.  LOUD Technologies’ brands can be found in professional and project recording studios, video and broadcast suites, post-production facilities, sound reinforcement applications including churches and nightclubs, and retail locations and on major musical tours.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words - “believe”, “expect”, “anticipate”, “intend”, “will” and similar expressions are examples of words that identify forward-looking statements.  These forward-looking statements are based on current expectations and assumptions based on information currently available to us.  These forward-looking statements may be affected by the risks and uncertainties associated with our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2004.  We do not assume, and expressly disclaim, any obligation to update these forward-looking statements to conform them to actual results or changes in the Company’s expectations.

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The LOUD Technologies Family of Brands